Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro CEO Reports Strong POS Unit Gains During
CNBC Mad Money Appearance

MARYSVILLE, Ohio, April 28, 2025 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products as well as a leader in indoor and hydroponic growing products, reported that Chairman and CEO Jim Hagedorn announced during an April 25 appearance on CNBC Mad Money that the Company is driving strong consumer takeaway in the run-up to the peak lawn and garden season.

Hagedorn confirmed that the Company has realized strong POS unit growth through joint promotion and consumer activation programs with retailers. During his appearance, Hagedorn initially indicated sales were up double digits for the first half of the fiscal year then explained that POS units actually are up double digits. The Company is reaffirming that POS units have increased double digits through the first half.

The Company will disclose financial results, including sales, for the second quarter and first half of the fiscal year on Wednesday, April 30, prior to the opening of the U.S. financial markets. The Company will host a video presentation via webcast at 9 a.m. ET followed by an audio question-and-answer session.

For investor inquiries:
Brad Chelton
Vice President
Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864